SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       Date of Report (Date of earliest event reported): October 22, 1999


                           4 KIDS ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)


        New York                       0-7843                     132691380
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)               File Number)            Identification No.)


                            1414 Ave of the Americas
                            New York, New York 10019
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code: (212)758-7666


          (Former name or former address, if changed since last report)

Item 5.  Other Events.

      4 Kids Entertainment Inc. (the "Registrant"), a New York corporation, is filing this Current Report on Form 8-K, to report that the master toy licensee ("Licensee") for Nintendo's Pokemon Property and Nintendo of America Inc. ("Nintendo") have entered into an agreement (the "Agreement") modifying certain terms of their Merchandise License Agreement, dated as of May 14, 1998. Leisure Concepts, Incorporated, a wholly-owned subsidiary of the Registrant, is Nintendo's exclusive Merchandising Licensing Agent.

      Under the Agreement, the parties have agreed among other things, that Licensee will pay a revised minimum guaranteed royalty for the period starting January 1, 2000 and ending December 31, 2001. This revised minimum guaranteed royalty is subject to reduction if certain conditions are not met. Because of the conditions and contingencies contained in the Agreement, the Registrant will only recognize revenue from the Agreement as royalties are earned and reported by Licensee to the Registrant over the two year term beginning January 1, 2000. Royalties reported by Licensee for the 1999 calendar year are unaffected by the revised terms. Licensee will report all such royalties quarterly under the Agreement. If all of the conditions under the Agreement are met and the full amount of the minimum guaranteed royalty is paid by Licensee, Leisure Concepts' share would be approximately $30,000,000, which would be paid in two advances, one-half of which would be received on or before April 1, 2000 and one-half of which would be received on or before April 1, 2001.

      This information release contains forward-looking statements. Due to the fact that the Registrant faces competition from toy companies, motion picture studios and other licensing companies, and the uncertainty of the public's response to the Registrant's properties, actual results or outcomes may differ materially from any such forward-looking statements.


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

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    4 KIDS ENTERTAINMENT, INC.


Date: October 22, 1999                             By:
                                                       ----------------------
                                                       Name:Joseph P. Garrity
                                                       Title: EVP

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